Exhibit 10.1

                           MANAGING DIRECTOR AGREEMENT
                     ("Geschaftsfuhrer-Anstellungsvertrag")

                                     between

             Sapient GmbH, Speditionsstra(beta)e 5, 40221 Dusseldorf represented by Mr. Alan J. Herrick, as the representative of the shareholder's meeting, c/o Sapient Corporation, 25 First Street, Cambridge, MA 02141

                  - hereinafter referred to as "the Company" -

                                       and

                             Dr. Christian Oversohl
                                c/o Sapient GmbH
                        Hammer Str. 19, 40219 Dusseldorf
                      - hereafter the "Managing Director" -

ss. 1    Duties, Authority

(1) Dr. Christian Oversohl was appointed as Managing Director ("Geschaftsfuhrer") of Sapient GmbH in late 2000. Since October 2003 he has represented the Company, having the responsibility to run the Company from day to day, among other duties. The shareholder(s) of the Company (hereinafter, "shareholders' meeting") reserve(s) the right to appoint further managing directors and then confer a joint right to represent the Company upon the managing directors as well as to have such joint representation registered with the company register ("Handelsregister").

(2) The Managing Director shall manage the Company in accordance with the applicable law, this Agreement, the Company's Articles of Association and, insofar as any such regulations have been adopted, management regulations. Any changes to the applicable law, the Articles of Association and/or the management regulations become automatically binding and relevant for the Managing Director's duties when they become effective. The Managing Director shall perform any other duties as directed by the Chief Executive Officer of Sapient Corporation, including, at the time of the execution of this Agreement, as European Business Unit Lead.


ss. 2    Duration of Agreement

(1) This Managing Director's Agreement is effective 1 July, 2007 and shall terminate on 31 August, 2010. During the period until 31 August, 2010, the Company is entitled to terminate the contract unilaterally regarding a period of notice of one (1) month prior to the end of a month. In this case the Company is obliged to pay the Managing Director the equivalent of 12 (twelve) months of base salaries (gross) as a severance payment becoming due at the end of the employment

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         relationship (i.e., one month after the Company provides notice). The
         Company shall always be entitled to release the Managing Director from rendering further services, provided that the Managing Director's remuneration shall continue to be paid during such period of suspension or release. In addition, the Managing Director shall be entitled to terminate the agreement without cause by written notice to the Company regarding a notice period of 3 months; and he and the Company can mutually agree to a different appropriate termination date, such agreement not to be unreasonably withheld by the Company. He shall present the Company a suitable plan for effectively and efficiently transitioning his duties and responsibilities

(2)      In order to be effective, the notice of termination must be in writing.

(3) Either party's right to terminate this Agreement for good cause and with immediate effect hereby remains unaffected. The Company may notably, but not exclusively, terminate this Agreement for good cause, if the Managing Director:

         (a) breaches any of his obligations and duties under this Agreement;

         (b) is convicted of any crime involving moral turpitude, or the Managing Director enters a plea of guilty or "no contest" with respect to the foregoing;

         (c) commits an act involving fraud, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or other gross misconduct against the Company; or

         (d)      fails to follow the instructions of the shareholders' meeting.

(4) The shareholders' meeting shall be entitled to release the Managing Director from his duties for the period between the date on which notice to terminate was given and the effective date of termination (i.e., one month after the Company provides notice) upon further payment of his salary by the Company and taking into account possible holiday entitlements.

(5) The appointment of the Managing Director can be revoked at any time upon the passing of a shareholder resolution, but without prejudice to the Managing Director's rights for compensation resulting from this Agreement. The revocation shall be deemed to be a notice of termination of the Agreement effective on the next permissible date.


ss. 3    Working Hours, Place of Work


(1) The Managing Director undertakes to devote his full time, skill, efforts, attention and working capacity to the interests and to the business of the Company and, if required, to work in excess of the Company's regular working hours.

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(2)      The Managing Director shall perform his obligations under this agreement at the Company's statutory seat as well as at any other location out of which the Company performs its business activities.


ss. 4    Additional Activities

         The Managing Director is prohibited from engaging in any second occupation that could interfere with his duties to Sapient, either for remuneration or free of charge, as a self-employed person or for third party, unless this has been approved in writing by the shareholders' meeting. The written approval of the Company must also be obtained prior to assuming office on supervisory boards of other business enterprises and accepting honorary positions in organisations. The approval granted (to assume an office) is unrestrictedly revocable at any time; in the case of revocation, any prescribed termination notice periods applicable to terminating the office will be observed.


ss. 5    Financial Statements, Reports

(1) The Managing Director is in charge of establishing the Company's annual financial statements according to the applicable statutory provisions as set out in the German Commercial Code ("Handelsgesetzbuch"). He shall present these annual financial statements to the shareholders immediately, in no event, however, later than on March 31 of the following year.

(2) The Managing Director shall provide to any other Managing Directors or the Company any written reports of the Company's financial situation and other reports as the shareholders' meeting may from time to time require or as the Managing Director is aware to be customary within the Company's affiliates. In particular, but without limitation, such reports shall contain the following: work in progress, sales, profits and losses, personnel expenses, claims, assets, liabilities, and cash flow. The financial reports shall be submitted at the latest on the fifteenth (15th) day of the immediately following month unless any other practice has been established or turns out to have been established in this respect.

(3) The Managing Director shall be responsible for the supervision of the Company's financial situation as well as of supervising any possible insolvency of the Company. If the Managing Director becomes aware of a possible insolvency of the Company, he undertakes to notify and consult immediately with the shareholders' meeting and, if he deems appropriate, to convoke a formal meeting of the shareholders. This ss.5
         (3) shall not be deemed to grant the Managing Director authority to convoke a formal meeting of the shareholders other than as required under applicable law for purposes of supervising any possible insolvency of the Company.

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ss. 6    Inspection of the Books

         The Managing Director shall permit the shareholders or their representatives access to the books of the Company at any time.


ss. 7    Remuneration, Other Benefits

(1) The Managing Director shall receive a gross salary of Two Hundred Forty Thousand Euros (240,000.00 (euro)) per annum (retroactive to July 1,
         2007), payable in accordance with the Company's normal payroll schedule. The Managing Director's salary will be reviewed annually as part of the total compensation annual review of Sapient Corporation's Leadership Team.

(2) The above-mentioned total remuneration includes compensation for all overtime work and public holidays.

(3)      Furthermore, the Managing Director will be entitled to a bonus of up to
         (i) a target of One Hundred Fifty Thousand Euros (150,000.00 (euro)) per annum for calendar year 2007, and (ii) a target of at least One Hundred Sixty-Five Thousand Euros (165,000.00 (euro)) per annum for each of calendar years 2008 and 2009. The Managing Director's bonus will be reviewed annually as part of the total compensation annual review of Sapient Corporation's Leadership Team. These bonuses shall be earned, accrued and/or paid in accordance with the Company bonus plan then in effect for Managing Directors and/or Vice Presidents. Payment of bonuses, ex gratia payments, emoluments, premiums and other special allowances shall be discretionary. Even if such payments are made several times, they do not create any right to continue receiving them in the future.

(4) The Managing Director shall receive a grant of Forty Thousand (40,000) restricted stock units ("RSUs") of Sapient Corporation common stock. The grant date for these RSUs will be the first NASDAQ trading day in the month immediately following the date on which the Compensation Committee of the Board of Directors of Sapient Corporation approves the terms of this Agreement. The RSUs will be subject to time-based vesting over three (3) years, which will begin on 1 August, 2007 (the "Vest Commencement Date"). Thirty-Three Percent (33%) of the RSUs will vest on 1 February, 2009 (which is eighteen (18) months following the Vest Commencement Date), and Sixty-Seven Percent (67%) of the RSUs will vest on 1 August, 2010 (which is the third (3rd) anniversary of the Vest Commencement Date), provided that the Managing Director is still employed by the Company on such vesting dates. For this RSU grant to become effective, the Managing Director must electronically approve (in E*TRADE) Sapient Corporation's standard form of RSU Agreement.

(5)      The Company shall contribute a premium of Twenty Thousand Euros (20,000
         (euro)) per annum to a pension scheme for the benefit of the Managing Director.

(6) In lieu of the Company providing the Managing Director with a car, the Managing Director shall receive an additional monthly payment of One Thousand Two Hundred Euros (1,200.00 (euro)) per month (retroactive to July 1, 2007), payable in accordance with the Company's normal payroll schedule.

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(7)      Furthermore, the Managing Director is entitled to all other benefits available to the employees of the Company.


ss. 8    Illness/Sickness

(1) In case of a temporary incapacity to work caused by illness or other reasons which are beyond the control of the Managing Director, the Managing Director shall continue to receive remuneration pursuant to ss. 7(1) for the duration of his incapacity for a continuous period of three (3) months.

(2) To the extent such inability to carry out work is caused by an event for which the Managing Director is entitled to compensation for damages against third parties, the Managing Director hereby undertakes to assign such compensation to the Company in equal sum to the continued payment of salary. In particular cases the Managing Director is obliged to sign a written declaration of assignment.


ss. 9    Holidays

         The Managing Director shall have an annual holiday entitlement of 28 working days, excluding weekends. The Managing Director shall agree upon the precise time of his holidays with the other managing directors.


ss. 10   Expenses

(1) In accordance with the German tax regulations, the Company shall reimburse the Managing Director for travel expenses that are properly documented, provided that the Company has previously approved the expenses and are submitted in accordance with the Company's Travel & Expense Policy.

(2) The reimbursement of other expenses shall be made in accordance with the German tax regulations in its respective valid form.


ss. 11   Copyrights/Inventions

(1) Copyrights in software and any other intellectual property rights developed by the Managing Director in fulfillment of this contract shall be vested exclusively and without limitation in the Company. The Company is entitled to assign rights of use to third parties or to grant to such third parties non-exclusive licenses. The contractual salary includes consideration for the Company's rights of use. The Managing Director is not entitled to copy such software for his own use.
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(2)      Any Managing Director's inventions are governed by the statutory provisions of the Employee's Invention Act
         ("Arbeitnehmererfindungsgesetz") in the version applicable at the relevant date.


ss. 12   Confidentiality, Non-Competition Covenants

(1) The Managing Director shall treat as strictly confidential all confidential matters and business secrets of the Company or entities associated with the Company, of which he obtains knowledge during exercise of his duties for the Company (in particular procedures, data, know-how, marketing plans, business planning, unpublished balance sheets, budgets, licenses, pricing, costs and customer and supplier lists) or which are designated as confidential by the Company. This obligation continues beyond termination of this employment agreement.

(2) If the Managing Director culpably breaches the agreed confidentiality obligation then regardless of his other rights, for every instance of contravention the Employer shall be entitled to contractual penalty amounting to up to one month's gross salary. The Employer's option of claiming more extensive loss or damage through the breach shall remain unaffected hereby. If he makes use of this right, any contractual penalties already paid shall be set off.

(3) During the employment the Managing Director must not compete with the Company or any related company (company of the same group). In particular, the Managing Director must not provide services to a competitor in the fields of activity listed below as a Managing Director or as a self-employed person, nor must he set up or run a competing business or own shares in such business. This does not apply to the acquisition of shares of listed stock corporations for investment purposes only. The Company's fields of activity are: providing IT services, design of computer software and hardware.

(4) During the employment the Managing Director must not solicit a customer of the Company or any related company nor directly or indirectly enter into, enhance or deflect business relations to a customer as a competitor to the Company or any related company in their fields of activity. The Managing Director must not provide assistance to a third party with any of the aforementioned actions.

(5) During the employment the Managing Director must not entice away another Managing Director of the Company or any related company or participate in any enticement.

(6) The non-competition, non-solicitation and non-enticement clause stated in subsections 3 to 5 of this Section 12 applies to the territory of the Federal Republic Germany as well as any territories outside Germany, where the Managing Director worked during the last two years prior to the termination of the employment.

(7) For each case of a violation of the non-competition, non-solicitation and non-enticement clause stated in subsections 3 to 5 of this Section 12, the Managing Director shall be liable for a contractual penalty in the amount up to one monthly salary gross. In case of a continued violation, the contractual penalty becomes due again for each inchoate month. The Company reserves the right to claim further damages.

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

ss. 13   Post-Employment Covenant

(1) Subsections 3 to 7 of Section 12 shall also apply for a time period of 12 months following termination of the employment, or for a shorter period, as determined in accordance with the terms of this Agreement (the "Post-Employment Covenant").

(2) In the event that the Company determines to enforce the Post-Employment Covenant, the Managing Director shall receive a monthly compensation amounting to 50% of the amount of his last monthly base salary (at the time of termination) for the duration of the Post-Employment Covenant (the "Post-Employment Remuneration"), provided that he abides by such covenant.

(3) The Company shall have the right to waive the Post Employment Covenant in its sole discretion provided that the Company shall provide the Managing Director with at least six (6) months prior written notice (the "Notice Period") of such waiver (according to sec. 75a HGB [German Commercial Code] but with a permitted shorter period).

(4) The parties may at any time mutually agree to cancel the Post-Employment Covenant with immediate effect. In such event, the Company shall not be required to pay the Post-Employment Remuneration and the Managing Director shall not be required to abide by the Post-Employment Covenant.

(5) In the event that Managing Director challenges the validity or enforceability of the Post-Employment Covenant, or violates the Post-Employment Covenant, Managing Director shall not be entitled to any Post-Employment Remuneration.


ss. 14   Return of Company Property

(1) Upon termination of Agreement or release according to ss. 2 (5) the Managing Director is obliged to immediately return to the Company all property belonging to the Company, including (but not limited to) all documents, literature, mobile phones, laptops, customer and distributor databases, sales figures, other databases, work and other equipments, report templates etc. being in his possession or which has been made available to him.

(2) The Managing Director recognizes that the objects and documentation referred to above are the sole property of the Company or its associated entities. The Employee has no right of retention over the objects and documentation referred to.

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

ss. 15   Substitution Clause

         This Agreement cancels and substitutes any previous letters of engagement, or agreements or arrangements, whether oral or in writing, relating to the subject matter hereof between the Company and the Managing Director. Any other agreements and arrangements are deemed to be terminated by mutual consent; in particular the undated employment contract between Sapient AG and the Managing Director ("Anstellungsvertrag"), the Non-Competition Agreement dated October 11, 2000 and any other previous employment contracts as Managing Director of Sapient GmbH.


ss. 16   Final Provisions

(1) Amendments or modifications to this Agreement are not valid unless made in writing. There are no oral agreements supplementing this contract.

(2) Should any provision of this Agreement be or become invalid in whole or in part, the validity of the remaining provisions of this Agreement shall not be affected hereby, provided that the remaining provisions do not contravene the principles of good faith. Should any provisions of this Agreement prove invalid, the parties shall be bound to agree to replace the invalid provision by means of interpretation or of amendment of this Agreement by a provision pursuing the same or as close as possible an economic and legal purpose as the invalid provision.

(3) This Agreement shall be governed by interpreted and enforced in accordance with the laws of the Federal Republic of Germany. The non-exclusive place of performance under this Agreement shall be Dusseldorf.

(4) The Managing Director assures that he does not breach any other agreements by signing this agreement and that he is not restricted from signing this agreement.

(5) Both parties herewith confirm the receipt of an original of this Agreement executed by both parties.


 Place: Atlanta/Dusseldorf                       Date: March 15, 2008


 /s/ Alan J. Herrick                             /s/ Dr. Christian Oversohl
 ----------------------------------              -------------------------------
 Alan J. Herrick                                 Dr. Christian Oversohl
 President & CEO,                                Managing Director
 Sapient Corporation


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                         Annex 1 to Employment Agreement


               Assent to record, process and use personal details
               --------------------------------------------------


I, Dr. Christian Oversohl, hereby assent to Sapient GmbH recording, processing and using my personal details. This shall apply in particular to any and all data connected with the employment relationship. To this end, I have informed Sapient GmbH of the following personal details:

     -    Name
     -    Address
     -    Bank account details
     -    Date of joining the company
     -    Date of birth

     My assent includes also the transmission of the data to companies affiliated with Sapient GmbH, both at home and abroad, as well as external service providers acting on behalf of Sapient GmbH. These include companies that offer services to employees of Sapient GmbH (e.g. tour operators, administrative bodies of pension and share ownership schemes).

The data shall only be collected, processed and used by Sapient GmbH and the recipients for purposes connected with the employment relationship. This shall not affect statutory or other legal requirements that permit the recording, processing and use of personal details.
I hereby also assent to Sapient GmbH to pass on my stored skill profile in particular to potential clients within proposals.


Dusseldorf, March 15, 2008
-----------------------------------------
(Place, date)


 /s/ Dr. Christian Oversohl
-----------------------------------------
Dr. Christian Oversohl


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                         Annex 2 to Employment Agreement


                 Assent to use electronic means of communication
                 -----------------------------------------------


I, Dr. Christian Oversohl, have been informed by Sapient GmbH that the company's electronic means of communications (e-mail, Intranet, Internet) may only be used for office purposes and, within the customary scope, for private purposes (e.g. online bank transfers).

I hereby consent to Sapient GmbH tracking its electronic communications systems (e-mail, Intranet, Internet connections) in order to monitor compliance with the above mentioned usage and the prevent unauthorised or improper use (e.g. forwarding of business secrets, unauthorized use of business data, mobbing, etc.).

To the extent that this is necessary for monitoring purposes, Sapient GmbH shall be entitled to evaluate, process and use my personal data, and to transmit these for data processing and utilization purposes to Sapient Corporation, 25 First Street, Cambridge, Mass., USA, its affiliates and to Sapient GmbH, Kellerstr. 27, 81667 Munich, Germany.

The monitoring of the e-mail systems includes the e-mail address of both the consignor and the consignee, the date and length of the e-mail as well as its content. The monitoring of Intranet and Internet usage includes the date, the time and duration of access by the employee as well as the Intranet and Internet address and the user ID.



Dusseldorf, March 15, 2008
-----------------------------------------
(Place, date)


 /s/ Dr. Christian Oversohl
-----------------------------------------
Dr. Christian Oversohl


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